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                                                          FOR IMMEDIATE RELEASE




                         YAHOO! ANNOUNCES 2-FOR-1 STOCK SPLIT


     SANTA CLARA, CALIF. - JULY 8, 1998 - Yahoo! Inc. (NASDAQ: YHOO) today announced that its Board of Directors has approved a 2-for-1 common stock split. Shareholders on the record date of July 17, 1998 will be entitled to one additional share for every share they own on that date. New shares will be issued by the company's transfer agent, Boston Equiserve, on July 31, 1998. The date on which the split shares will be reflected on NASDAQ trading prices is August 3, 1998.

     More information about Yahoo!'s common stock split can be found at http://www.yahoo.com/info/investor/split_faq.html.

ABOUT YAHOO!
     Yahoo! Inc. is a global Internet media company that offers a network of branded Web programming serving millions of users daily. As the first navigational guide to the Web, www.yahoo.com is the single largest guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. Yahoo! provides targeted Internet resources and communications services for a broad range of audiences, based on demographic, key-subject and geographic interests. Yahoo! is headquartered in Santa Clara, Calif.


                                       # # #

  Yahoo! and the Yahoo! logo are trademarks and/or registered trademarks of
                                    Yahoo! Inc.
  All other names are trademarks and/or registered trademarks of their respective owners.


CONTACTS:

Gary Valenzuela
Senior Vice President and Chief Financial Officer
Yahoo! Inc.
(408) 731-3350
investor_relations@yahoo-inc.com

Diane Hunt
Director, Corporate Communications
Yahoo! Inc.
(408) 731-3441
diane@yahoo-inc.com